Exhibit 99.1

CAPITAL GOLD CORPORATION AND NAYARIT
GOLD INC PROVIDE MERGER UPDATE

NEW YORK and HALIFAX, NS – June 10, 2010 – Pursuant to a definitive agreement executed by Capital Gold Corporation (NYSE AMEX: CGC; TSX: CGC) and Nayarit Gold Inc. (TSXV: NYG) announced on February 11, 2010, Capital and Nayarit agreed to a business combination in an all share transaction.  The S-4 proxy statement describing the merger was declared effective by the Securities Exchange Commission (“SEC”) on June 8, 2010.  The proxy will be mailed to stockholders this week for a vote.

Pursuant to the terms of the agreement, subject to the satisfaction or waiver of all conditions, all of the Nayarit common shares issued and outstanding immediately prior to the consummation of the business combination (other than Nayarit Common Shares held by dissenting stockholders of Nayarit) shall become exchangeable into 0.134048 shares of Capital Gold common stock for each one (1) Nayarit Common Share.

Stephen M. Cooper, Capital Gold Chairman of the Board, commented, “The combination of Capital Gold and Nayarit creates an exciting vehicle for growth in production and resources, with the objective of becoming an emerging mid-tier producer.  The combination provides a solid platform for increased shareholder value based on: i) growing production and operating cash flow from El Chanate, ii) an excellent development pipeline at Orion with an objective of bringing total production above 120,000 gold equivalent ounces in 2012 and beyond, iii) a low cash cost profile in a low-risk operating jurisdiction, iv) significant exploration upside with 110,000 hectares in Mexico, and v) improved access to the capital markets and enhanced trading liquidity.”

The combined entity will focus on optimizing the El Chanate gold operations in the state of Sonora, Mexico and advancing to production the Del Norte deposit in the Orion District in the state of Nayarit, Mexico.  The combined entity will also seek to continue to strategically advance its Saric gold project in Mexico.

Capital Gold has scheduled a Special Meeting of Stockholders at 10AM EST on Friday, July 2, 2010 at Bayard’s, One Hanover Square, New York City, NY 10004.  Nayarit Gold has scheduled a Special Meeting of Stockholders to be held on July 12, 2010 at the corporate head offices located at 76 Temple Terrace, Lower Sackville, Nova Scotia.  The record date for the Nayarit meeting is established as June 10, 2010.  The record date for the Capital Gold meeting has been set at May 5, 2010.

About Capital Gold Corporation

Capital Gold Corporation (CGC) is a gold production and exploration company. Through its Mexican subsidiaries and affiliates, it owns 100% of the “El Chanate” gold mine located near the town of Caborca in Sonora, Mexico.  It also owns and leases mineral concessions near the town of Saric, also in Sonora, that are undergoing preliminary exploration for gold and silver mineralization.  Additional information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

About Nayarit Gold Inc.

Nayarit Gold Inc. is a Canadian junior resource company with its flagship property in the state of Nayarit, Mexico. The Orion District is in excess of 105,000 contiguous hectares, and contains a NI 43-101 compliant Preliminary Economic Assessment showing the potential for the mining of 1.182 million tonnes with a gold grade of 2.79 g/t and silver grade of 267.0 g/t. Management’s goal is to build a profitable resource company and maximize shareholder value through successful exploration programs and continued development. Further information is available on Nayarit’s website, www.nayaritgold.com.

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Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding effect of the reverse split, a national stock exchange listing, plant upgrades, operating efficiency, estimated future gold production and future growth of the company. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, strip ratio, tonnes mined, crushed or milled; delay or failure to receive board, national exchange or government approvals; the availability of adequate water supplies; mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Contacts:

Kelly Cody, Investor Relations Manager
Capital Gold Corporation
Tel: (212) 344-2785
Fax: (212) 344-4537
Email: kelly@capitalgoldcorp.com

Mr. Colin P. Sutherland
Nayarit Gold Inc.
President and Chief Executive Officer
Tel: (902) 252-3833
info@nayaritgold.com